Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

CHINA GROWTH CORPORATION,

WEALTH ENVIRONMENTAL PROTECTION GROUP, INC.

and

SHAREHOLDERS OF WEALTH ENVIRONMENTAL PROTECTION GROUP, INC. LISTED ON EXHIBIT A

Dated as of December 15, 2010

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 15, 2010, is by and among China Growth Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“China Growth”), Wealth Environmental Protection Group, Inc., a British Virgin Islands company (“Wealth”), and shareholders of Wealth whose names are set forth on Exhibit A (the “Wealth Shareholder,” and collectively, the “Wealth Shareholders”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A. China Growth is an exempted company incorporated with limited liability under the laws of Cayman Islands with no significant operations.

B. Wealth is a private company incorporated under the laws of British Virgin Islands. Wealth owns 100% of the issued and outstanding capital stock of Wealth Environmental Technology Holding Ltd. (“Wealth Technology”), a company incorporated under the laws of Hong Kong, which in turns holds all of the issued and outstanding capital stock of Jiangmen Huiyuan Environmental Protection Technology Consultancy Co., Ltd (“Huiyuan”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China. Huiyuan controls Jiangmen Wealth Water Purifying Agent Co., Ltd. (“Jiangmen Wealth Water”), a company organized under the laws of the People’s Republic of China by a series of contractual agreements and arrangements with Jiangmen Wealth Water and/or its shareholders. Jiangmen Wealth Water in turn owns 100% of the issued and outstanding capital stock of Guizhou Yunfeng Melt Co. (“Guizhou Yunfeng”), and 62% of the issued and outstanding capital stock of Shanxi Wealth Aluminate Materials Co., Ltd.  (“Shanxi Wealth”). Wealth Technology, Huiyan, Jiangmen Wealth Water, Guizhou Yunfeng and Shanxi Wealth are collectively referred to as “Wealth Subsidiaries.”

C. Wealth has 7,000 ordinary shares (the “Wealth Stock”) issued and outstanding, all of which are held by Wealth Shareholders.  Wealth Shareholders have agreed to transfer all of their shares of Wealth Stock in exchange for 17,500,000 newly issued ordinary shares (after giving effect to the Reverse Split as defined below) of China Growth (the “China Growth Stock”), constituting approximately 96.15% of the issued and outstanding capital stock of China Growth on a fully diluted basis as of and immediately after the Closing (as defined in Section 1.1) and prior to giving effect to the Financing (as defined in Section 6.9) (the “Exchange”).

D. As soon as possible following the closing of the Exchange, China Growth shall take any action required to be taken pursuant to any applicable laws and the China Growth’s Memorandum and Articles of Association, as amended to effectuate a 1:1.42610714 reverse stock split of China Growth’s issued and outstanding ordinary shares as of the closing of the Exchange.  Hereinafter, unless indicated otherwise, all references to the preference shares and ordinary shares of China Growth are based upon a post-Reverse Split basis;

D.           The Exchange is in connection with the closing of the Financing pursuant to a Subscription Agreement by and among China Growth and the subscribers identified on the signature page thereto. The Closing of the Exchange is conditioned upon all of the conditions of the Financing being met, and the Financing is conditioned upon the Closing of the Exchange.

E.           The Board of Directors of each of China Growth and Wealth has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.0.        Share Exchange. At the Closing (as defined in Section 1.2), Wealth Shareholders shall sell, transfer, convey, assign and deliver to China Growth all of their shares of Wealth Stock free and clear of all Liens, in exchange for 17,500,000 newly issued shares of China Growth Stock on a post-Reverse Split basis (referred to herein as the “Exchange Shares”), representing approximately 96.15% of the total issued and outstanding ordinary shares of China Growth. On the Closing Date, each of the Wealth Shareholders shall, on surrender of its certificate or certificates representing his Wealth shares to China Growth or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

1.1.       Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Anslow & Jaclin, LLP in Manalapan, New Jersey, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.2.       Closing Events.  At the Closing, China Growth, Wealth and Wealth Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

1.3.        Termination.  This Agreement may be terminated by the Board of Directors of China Growth or Wealth only in the event that China Growth or Wealth does not meet the conditions precedent set forth in Sections 5.0 and 5.1.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE II
Representations and Warranties of Wealth Shareholders

Each of the Wealth Shareholders hereby represents and warrants, jointly and severally, to China Growth as of the date hereof and the Closing Date as follows:

2.0.        Good Title. The Wealth Shareholder is the record and beneficial owner, and has good title to its Wealth Stock, with the right and authority to sell and deliver such Wealth Stock, free and clear of all Liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of China Growth as the new owner of such Wealth Stock in the share register of Wealth, China Growth will receive good title to such Wealth Stock, free and clear of all Liens.

2.1.       Organization. If the Wealth Shareholder is an entity, such Wealth Shareholder is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

2.2.       Power and Authority. The Wealth Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All acts required to be taken by the Wealth Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Wealth Shareholder, enforceable against the Wealth Shareholder in accordance with the terms hereof.

2.3.       No Conflicts. The execution and delivery of this Agreement by the Wealth Shareholder and the performance by the Wealth Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Wealth Shareholder; and (c) will not violate or breach any contractual obligation to which The Wealth Shareholder is a party.

2.4.       Litigation. There is no pending proceeding against the Wealth Shareholder that involves the Exchange Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Wealth Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5.       No Finder’s Fee. The Wealth Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Wealth Shareholder.

2.6        Purchase Entirely for Own Account. The Wealth Shareholder is acquiring the China Growth Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Wealth Shareholder has no present intention of selling or otherwise distributing the China Growth Stock, except in compliance with applicable securities laws.

2.7.        Available Information. The Wealth Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in China Growth and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the China Growth Stock.

2.8.        Non-Registration. The Wealth Shareholder understands that the China Growth Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Wealth Shareholder’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the China Growth Stock in accordance with the China Growth Constituent Instruments or the laws of its jurisdiction of incorporation.

2.9.        Restricted Securities. The Wealth Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by The Wealth Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S promulgated under the Securities Act (the “Regulation S”) for offers and sales of securities outside the U.S. The Wealth Shareholder further acknowledges that if the Exchange Shares are issued to the Wealth Shareholder in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Wealth Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10      Acquisition of Exchange Shares for Investment.

(a) Each Wealth Shareholder is acquiring the Exchange Shares for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Wealth Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Wealth Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) Each Wealth Shareholder represents and warrants that it: (i) can bear the economic risk of its respective investments, and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in China Growth and its securities.

(c) Each Wealth Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Wealth Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(d) Each Wealth Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Wealth Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Wealth Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to China Growth prior to Closing as may be requested by China Growth to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Wealth Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

(e)         Each Wealth Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)          Each Wealth Shareholder acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in China Growth and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such Wealth Shareholder under Regulation D has been furnished to such Wealth Shareholder by China Growth.  To the full satisfaction of each Wealth Shareholder, he has been furnished all materials that he has requested relating to China Growth and the issuance of the Exchange Shares hereunder, and each Wealth Shareholder has been afforded the opportunity to ask questions of China Growth’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Wealth Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of China Growth set forth in this Agreement, on which each of the Wealth Shareholders have relied in making an exchange of his shares Wealth for the Exchange Shares.

(g)       Each Wealth Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Wealth Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, China Growth’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)        Each Wealth Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Wealth Shareholder under this Section 2.10 shall survive the Closing.

2.11.  Additional Legend. Additionally, the China Growth Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Wealth Shareholder consents to China Growth making a notation on its records or giving instructions to any transfer agent of Shares in order to implement the restrictions on transfer of the Shares.

2.12.      Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Wealth Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Wealth

Subject to the exceptions set forth in the Wealth Disclosure Letter (regardless of whether or not the Wealth Disclosure Letter is referenced below with respect to any particular representation or warranty), Wealth represents and warrants to China Growth and Wealth Shareholders as of the date hereof and as of the Closing Date, as follows.

3.0.        Organization, Standing and Power.  Except as set forth in the Wealth Disclosure Letter, Wealth and each of Wealth Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Wealth and Wealth Subsidiaries taken as a whole, a material adverse effect on the ability of Wealth to perform its obligations under this Agreement or on the ability of Wealth to consummate the Transactions (a “Wealth Material Adverse Effect”).  Wealth and each of Wealth Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Wealth Material Adverse Effect.  Wealth has delivered to China Growth true and complete copies of the Wealth Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of Wealth Subsidiaries, in each case as amended through the date of this Agreement.

3.1.       Subsidiaries; Equity Interests.

(a) The Wealth Disclosure Letter lists each of Wealth Subsidiaries and its jurisdiction of organization.  All the outstanding shares of capital stock or equity investments of each Wealth Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Wealth or by another subsidiary of Wealth, free and clear of all Liens.

(b) Except for its interests in Wealth Subsidiaries, Wealth does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.2.        Capital Structure. The authorized capital stock of Wealth consists of 50,000 ordinary shares of which 7,000 shares are issued and outstanding.  Except as set forth above, no shares of capital stock or other voting securities of Wealth are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Wealth are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of British Virgin Islands, the Wealth Constituent Instruments or any Contract to which Wealth is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Wealth having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Wealth Stock (“Voting Wealth Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Wealth is a party or by which any of them is bound (a) obligating Wealth to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Wealth or any Voting Wealth Debt, (b) obligating Wealth to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Wealth.  As of the date of this Agreement, there are not any outstanding contractual obligations of Wealth to repurchase, redeem or otherwise acquire any shares of capital stock of Wealth.

3.3.        Authority; Execution and Delivery; Enforceability.  Wealth has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by Wealth of this Agreement and the consummation by Wealth of the Transactions have been duly authorized and approved by the Board of Directors of Wealth and no other corporate proceedings on the part of Wealth are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against Wealth in accordance with its terms.

3.4.        No Conflicts; Consents.

(a) The execution and delivery by Wealth of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Wealth or any of Wealth Subsidiaries under, any provision of (i) the Wealth Constituent Instruments or the comparable charter or organizational documents of any of Wealth Subsidiaries, (ii) any Contract to which Wealth or any of Wealth Subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Wealth or any of Wealth Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Wealth Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Wealth or any of Wealth Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.5.        Litigation.

Except as set forth in the Wealth Disclosure Letter, there is no Action against or affecting Wealth or any of Wealth Subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Wealth Material Adverse Effect.  Neither Wealth nor any of Wealth Subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.6.        Compliance with Applicable Laws. Except as set forth in the Wealth Disclosure Letter, Wealth and each of Wealth Subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Wealth Material Adverse Effect.

3.7.         Brokers. Except as set forth in the Wealth Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Wealth or any of Wealth Subsidiaries.

3.8.        Financial Statements; Liabilities. Wealth has delivered to China Growth its audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and reviewed condensed financial statements for the nine months ended September 30, 2010 and 2009 (the “Wealth Financial Statements”).  The Wealth Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Wealth Financial Statements fairly present in all material respects the financial condition and operating results of Wealth, as of the dates, and for the periods, indicated therein.  Wealth does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Wealth Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Wealth Material Adverse Effect.

3.9.         Investment Company. Wealth is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.10.     Foreign Corrupt Practices. Neither Wealth, nor any of Wealth Subsidiaries, nor, to Wealth’s knowledge, any director, officer, agent, employee or other person acting on behalf of Wealth or any of Wealth Subsidiaries has, in the course of its actions for, or on behalf of, Wealth (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.11.      Absence of Certain Changes or Events.

(a) Except as disclosed in the Wealth Financial Statements or the Wealth Disclosure Letter, from September 30, 2010 to the date of this Agreement, Wealth has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Wealth or any of Wealth Subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Wealth Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Wealth Material Adverse Effect;

(c) any waiver or compromise by Wealth or any of Wealth Subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Wealth or any of Wealth Subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Wealth Material Adverse Effect;

(e) any material change to a material Contract by which Wealth or any of Wealth Subsidiaries or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Wealth or any of Wealth Subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Wealth’s or Wealth Subsidiaries’ ownership or use of such property or assets;

(g) any loans or guarantees made by Wealth or any of Wealth Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of Wealth’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to Wealth Shareholders or any purchase, redemption or agreements to purchase or redeem any Wealth Stock;

(j) any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k) any arrangement or commitment by Wealth or any of Wealth Subsidiaries to do any of the things described in this Section 3.11.

ARTICLE IV
Representations and Warranties of China Growth

China Growth represents and warrants to Wealth and Wealth Shareholders as of the date hereof and the Closing Date, as follows.

4.0.        Organization, Standing and Power. China Growth is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on China Growth, a material adverse effect on the ability of China Growth to perform its obligations under this Agreement or on the ability of China Growth to consummate the Transactions (a “China Growth Material Adverse Effect”).  China Growth is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a China Growth Material Adverse Effect.  China Growth has delivered to Wealth or its counsel true and complete copies of the China Growth Constituent Instruments.

4.1.        Subsidiaries; Equity Interests. China Growth does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.2.        Capital Structure. The authorized share capital of China Growth consists of 39,062,500 ordinary shares of $0.000128 par value each and 781,250 preference shares of $0.000128 par value each.  As of the date hereof (a) 998,275 ordinary shares are issued and outstanding, (b) no preference shares are issued and outstanding, and (c) no ordinary shares or preference shares are held by China Growth in its treasury.  Except as set forth above, no shares of share capital or other voting securities of China Growth were issued, reserved for issuance or outstanding.  All outstanding shares of the share capital of China Growth are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the Cayman Islands, the China Growth Constituent Instruments or any Contract to which China Growth is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of China Growth having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of China Growth’s ordinary shares may vote (“Voting China Growth Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which China Growth is a party or by which it is bound (a) obligating China Growth to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of share capital or other equity interests in, or any security convertible or exercisable for or exchangeable into any share capital of or other equity interest in, China Growth or any Voting China Growth Debt, (b) obligating China Growth to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the share capital of China Growth.  As of the date of this Agreement, there are not any outstanding contractual obligations of China Growth to repurchase, redeem or otherwise acquire any shares of share capital of China Growth.  The shareholder list provided to Wealth is a current shareholder list and accurately reflects all of the issued and outstanding shares of China Growth’s capital stock.

4.3.        Authority; Execution and Delivery; Enforceability. The execution and delivery by China Growth of this Agreement and the consummation by China Growth of the Transactions have been duly authorized and approved by the Board of Directors of China Growth and no other corporate proceedings on the part of China Growth are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of China Growth, enforceable against China Growth in accordance with the terms hereof.

4.4.         No Conflicts; Consents.

(a) The execution and delivery by China Growth of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of China Growth under, any provision of (i) the China Growth Constituent Instruments, (ii) any material Contract to which China Growth is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.4(b), any material Order or material Law applicable to China Growth or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a China Growth Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to China Growth in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.5.        Taxes.

(a) China Growth has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a China Growth Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a China Growth Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by China Growth (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against China Growth, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a China Growth Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of China Growth.  China Growth is not bound by any agreement with respect to Taxes.

4.6.        Benefit Plans.

China Growth does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of China Growth.  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between China Growth and any current or former employee, officer or director of China Growth, nor does China Growth have any general severance plan or policy.

4.7.        ERISA Compliance; Excess Parachute Payments. China Growth does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of China Growth.

4.8.        Litigation. There is no Action against or affecting China Growth or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a China Growth Material Adverse Effect.  Neither China Growth nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.9.       Compliance with Applicable Laws. China Growth is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a China Growth Material Adverse Effect. China Growth has not received any written communication during the past two years from a Governmental Entity that alleges that China Growth is not in compliance in any material respect with any applicable Law.  China Growth is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a China Growth Material Adverse Effect.  This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.5.

4.10.      Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of China Growth taken as a whole.  China Growth is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a China Growth Material Adverse Effect.

4.11.      Title to Properties. China Growth has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which China Growth has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of China Growth to conduct business as currently conducted.  China Growth has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  China Growth enjoys peaceful and undisturbed possession under all such material leases.

4.12.      Intellectual Property. China Growth does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of China Growth, threatened that China Growth is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.13.      Labor Matters. There are no collective bargaining or other labor union agreements to which China Growth is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of China Growth, is imminent with respect to any of the employees of China Growth.

4.14.      SEC Documents; Undisclosed Liabilities.

(a) China Growth has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 4, 2006, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b) As of its respective filing date, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports.  Except to the extent that information contained in the SEC Reports has been revised or superseded by any report, schedule, form, statement or other document filed by China Growth with the SEC subsequent to the filing of such revised or superseded information, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of China Growth included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of China Growth and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the SEC Reports, China Growth has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of China Growth or in the notes thereto.  There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof.  All liabilities of China Growth shall have been paid off and shall in no event remain liabilities of China Growth, Wealth or Wealth Shareholders following the Closing.

4.15.      Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of China Growth and, to the knowledge of China Growth, none of the employees of China Growth is presently a party to any transaction with China Growth (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of China Growth, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.16.      Internal Accounting Controls.  China Growth maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  China Growth has established disclosure controls and procedures for China Growth and designed such disclosure controls and procedures to ensure that material information relating to China Growth is made known to the officers by others within China Growth.  China Growth’s officers have evaluated the effectiveness of China Growth’s controls and procedures.  Since December 31, 2009, there have been no significant changes in China Growth’s internal controls or, to China Growth’s knowledge, in other factors that could significantly affect China Growth’s internal controls.

4.17.       Solvency.  Except as disclosed in the SEC Reports, based on the financial condition of China Growth as of the Closing Date (and assuming that the Closing shall have occurred), (a) China Growth’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of China Growth’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) China Growth’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by China Growth, and projected capital requirements and capital availability thereof, and (c) the current cash flow of China Growth, together with the proceeds China Growth would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  China Growth does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.18.      Application of Takeover Protections. China Growth has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the China Growth Constituent Instruments or the laws of its jurisdiction of incorporation that is or could become applicable to Wealth Shareholders as a result of Wealth Shareholders and China Growth fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and Wealth Shareholders’s ownership of the Shares.

4.19.      Investment Company. China Growth is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20.      Foreign Corrupt Practices. Neither China Growth, nor to China Growth’s knowledge, any director, officer, agent, employee or other person acting on behalf of China Growth has, in the course of its actions for, or on behalf of, China Growth (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.21. Absence of Certain Changes or Events.  Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, China Growth has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of China Growth from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a China Growth Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a China Growth Material Adverse Effect;

(c) any waiver or compromise by China Growth of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by China Growth, except in the ordinary course of business and the satisfaction or discharge of which would not have a China Growth Material Adverse Effect;

(e) any material change to a material Contract by which China Growth or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment of any officer of China Growth;

(h) any mortgage, pledge, transfer of a security interest in or lien created by China Growth with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair China Growth’s ownership or use of such property or assets;

(i) any loans or guarantees made by China Growth to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of China Growth’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by China Growth;

(k) any alteration of China Growth’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing China Growth stock option plans; or

(m) any arrangement or commitment by China Growth to do any of the things described in this Section 4.21.

4.22.      Certain Registration Matters. China Growth has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of China Growth registered with the SEC or any other governmental authority that have not been satisfied.

4.23.      Disclosure. China Growth confirms that neither it nor any person acting on its behalf has provided Wealth Shareholders or its agents or counsel with any information that China Growth believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by China Growth under a current report on Form 8-K filed within four business days after the Closing.  China Growth understands and confirms that Wealth Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of China Growth.  All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.24.      Information Supplied. None of the information supplied or to be supplied by China Growth for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to China Growth’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.25.       No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to China Growth, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by China Growth under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by China Growth of its ordinary shares and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.26.      No Additional Agreements. China Growth does not have any agreement or understanding with Wealth Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.0.        China Growth Conditions Precedent. The obligations of Wealth Shareholders and Wealth to enter into and complete the Closing are subject, at the option of Wealth Shareholders and Wealth, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Wealth and Wealth Shareholders in writing.

(a) Representations and Covenants. The representations and warranties of China Growth contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  China Growth shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by China Growth on or prior to the Closing Date.  China Growth shall have delivered to Wealth Shareholders and Wealth a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.  No action, suit or proceeding before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body has or may have, in the reasonable opinion of Wealth or Wealth Shareholders, a China Growth Material Adverse Effect.

(c) Consents.  China Growth shall have obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and made all filings required to be made, for the authorization, execution and delivery of this Agreement and the consummation of the Transactions, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a China Growth Material Adverse Effect.

(d) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2010 which has had or is reasonably likely to cause a China Growth Material Adverse Effect.

(e) Certificate of Officer.  China Growth will have delivered to Wealth and Wealth Shareholders a certificate executed by a duly authorized officer of China Growth, certifying the satisfaction of the conditions specified in subsections (a), (b), (c) and (d) of Section 5.0.

(f) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of China Growth, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Wealth and Wealth Shareholders.

(g) Satisfactory Completion of Due Diligence.  Wealth and Wealth Shareholders shall have completed their legal, accounting and business due diligence of China Growth and the results thereof shall be satisfactory to Wealth and Wealth Shareholders in their sole and absolute discretion.

(h) SEC Reports.  China Growth shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(i) Secretary’s Certificate.  China Growth shall have delivered to Wealth a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the China Growth Constituent Instruments and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(j) Good Standing Certificate.  China Growth shall have delivered to Wealth a certificate of good standing of China Growth dated within twenty (20) business days of Closing.

(k) Resignations and Appointments.  China Growth shall have delivered to Wealth (i) a letter of resignation from David Richardson resigning from his position as a director of China Growth, effective upon the Closing; (ii) a letter of resignation from Joseph Rozelle resigning from all offices he holds with China Growth effective upon the Closing and from his position as a director of China Growth that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by China Growth to its shareholders; (iii) evidence of the election of Mingzhuo Tan as a director and Chairman of China Growth effective as of the Closing and of such other directors as may be designated by Wealth effective on the tenth (10th) day following the mailing of the 14f-1 Notice; and (iv) evidence of the election of Mingzhuo Tan as the Chief Executive Officer and Patrick S.H. Chan as the Chief Financial Officer of China Growth, and such other officers as may be designated by Wealth, effective as of the Closing.

(l) Legal Opinion.   Wealth and Wealth Shareholders shall have received an opinion from China Growth’s legal counsel confirming the legality of the restructuring being effected by China Growth in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Wealth and Wealth Shareholders.

(m) Issuance of Shares.  China Growth shall have issued the Shares on its share registry. At or within 10 business days following the Closing, China Growth shall deliver to Wealth Shareholders a certificate representing its Shares.

(n) Completion of Financing.  The Financing shall have been completed or shall be completed simultaneously with the Closing.

(o) No Governmental Prohibition. No order, statute, rule, regulation. executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Transactions.

5.1.        Wealth and Wealth Shareholders Conditions Precedent. The obligations of China Growth to enter into and complete the Closing is subject, at the option of China Growth, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by China Growth in writing.

(a) Representations and Covenants.  The representations and warranties of Wealth Shareholders and Wealth contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Wealth Shareholders and Wealth shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Wealth Shareholders and Wealth on or prior to the Closing Date.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of China Growth, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Wealth.

(c) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Wealth Shareholders or Wealth for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by Wealth Shareholders or Wealth, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Wealth Material Adverse Effect.

(d) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Wealth Financial Statements which has had or is reasonably likely to cause a Wealth Material Adverse Effect.

(e) Satisfactory Completion of Due Diligence.  China Growth shall have completed its legal, accounting and business due diligence of Wealth and Wealth Shareholders and the results thereof shall be satisfactory to China Growth in its sole and absolute discretion.

(f) Certificate of Officer.  Wealth will have delivered to China Growth a certificate executed by a duly authorized officer of Wealth, certifying the satisfaction of the conditions specified in subsections (a), (b), (c) and (d) of this Section 5.1.

(g) Secretary’s Certificate. Wealth shall have delivered to China Growth a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Wealth Constituent Instruments and resolutions of the Board of Directors of Wealth approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h) Approval by Wealth Shareholders. The Transactions shall have been approved by the holders of not less than fifty and one tenth percent (50.01%) of the issued and outstands voting stock of Wealth.

(i) Delivery of Audit Report and Financial Statements.  Wealth shall have completed the Wealth Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.  The form and substance of the Wealth Financial Statements shall be satisfactory to China Growth in its sole and absolute discretion.

(j) Form 8-K.  Wealth shall have provided China Growth with reasonable assurances that China Growth will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Wealth and the requisite Form 10-type disclosure regarding Wealth and its subsidiaries.

(k) Share Transfer Documents.  The Wealth Shareholder shall have delivered to China Growth certificate(s) representing its Wealth Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Wealth Shareholders of its Wealth Stock to China Growth.

(l) Completion of Financing.  The Financing shall have been completed or shall be completed simultaneously with the Closing.

(m) No Governmental Prohibition. No order, statute, rule, regulation. executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Transactions.

ARTICLE VI
Covenants

6.0.        Preparation of the 14f-1 Notice; Blue Sky Laws.

(a) As soon as possible following the date of this Agreement, Wealth and China Growth shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement.  China Growth shall cause the 14f-1 Notice to be mailed to its shareholders as promptly as practicable thereafter.

(b) China Growth shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the China Growth Stock in connection with this Agreement.

6.1.        Public Announcements.

 China Growth and Wealth will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.2.        Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.3.       Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.4.        Exclusivity. Neither China Growth nor Wealth shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of China Growth or Wealth (as applicable), or any assets of China Growth or Wealth (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.5.        Filing of 8-K. China Growth shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Wealth and the requisite Form 10 disclosure regarding Wealth and its subsidiaries.  In addition, China Growth shall issue a press release at a mutually agreeable time following the Closing Date.

6.6.        Furnishing of Information. As long as Wealth Shareholders own the Exchange Shares, China Growth covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by China Growth after the date hereof pursuant to the Exchange Act.  As long Wealth Shareholders own the Exchange Shares, if China Growth is not required to file reports pursuant to such laws, it will prepare and furnish to Wealth Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for Wealth Shareholders to sell Shares under Rule 144.  China Growth further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

6.7.        Access. Each of China Growth and Wealth shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

6.8.        Preservation of Business. From the date of this Agreement until the Closing Date, each of Wealth and China Growth shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

6.9.       Completion of Financing. China Growth shall use commercially reasonable efforts to raise at least $6.5 million in an equity financing transaction on terms that are satisfactory to Wealth and Wealth Shareholders (the “Financing”), which Financing shall be consummated simultaneously with the Closing.

6.10      Indemnification. China Growth hereby agrees to indemnify Wealth and each of the officers, agents, and directors of Wealth and the Wealth Shareholders as of the date of execution of this Agreement against any loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article IV of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

ARTICLE VIII
Miscellaneous

8.0        Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to China Growth, to:

c/o Nautilus Global Partners
700 Gemini, Suite 100
Houston, TX 77056
Attention: Joseph Rozelle

If to Wealth, to:

Wealth Environmental Protection Co., Ltd.
c/o Jiangmen Wealth Water Purifying Agent Co., Ltd.
Attn:           Mingzhuo Tan
Chief Executive Officer
                        Jing Gen Industrial Park
#10 Gangkouerlu Road
Du Ruan Town, Jiangmen City
Guangdong Province, China
                        Tel: (86)750-395-9988

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, 2nd Floor
Manalapan, NJ 07726
Tel: (732) 409-1212
Fax: (732) 577-1188
Attention: Richard I. Anslow, Esq.

Dai & Associates, P.C.
Attn: Shang Dai, Esq.
136-20 38 Avenue, Suite 9F
Flushing, NY 11354
Tel. No.: (718) 888-8880
Fax No.: (718) 888-9270

If to Wealth Shareholders, to:

c/o Jiangmen Wealth Water Purifying Agent Co., Ltd.
Attn:           Mingzhuo Tan
Chief Executive Officer
                Jing Gen Industrial Park
#10 Gangkouerlu Road
Du Ruan Town, Jiangmen City
Guangdong Province, China
                         Tel: (86)750-395-9988

8.1        Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Wealth, China Growth, Wealth Shareholders, and the China Growth Shareholder.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

8.2        Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, China Growth shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to China Growth of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, China Growth may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.3         Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Wealth Shareholders, China Growth and Wealth will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.4        Limitation of Liability. Notwithstanding anything herein to the contrary, each of China Growth, Wealth and the Shareholder acknowledges and agrees that the liability of Wealth Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of Wealth Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of Wealth Shareholders or any investor, shareholder or holder of shares of beneficial interest of Wealth Shareholders shall be personally liable for any liabilities of Wealth Shareholders.  Notwithstanding anything herein to the contrary, each of China Growth, Wealth, and Wealth Shareholders acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

8.5        Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.6         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7        Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Wealth Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.8         Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of eighteen (18) months.

8.9        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the Cayman Islands are mandatorily applicable to the Transactions.

8.10      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

 [Signature Page Follows]

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

CHINA GROWTH CORP. By: /s/ Joseph Rozelle Name: Joseph Rozelle Title: President and Director

WEALTH ENVIRONMENTAL PROTECTION GROUP, INC. By: /s/ Mingzhuo Tan Name: Mingzhuo Tan Title: Director

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

STAR PRINCE GROUP LIMITED

By: ________________________
Name: Mingzhuo Tan
Title: Director

If applicable, please circle the category under which you are an “accredited investor” pursuant to Exhibit B:

1           2           3           4           5           6           7           8

OFFSHORE DELIVERY INSTRUCTIONS:
________________________________
________________________________

PRINT EXACT NAME IN WHICH YOU WANT
THE SECURITIES TO BE REGISTERED

Attn: _________________________

Address:________________________
               ________________________
              ________________________

Phone No. ______________________

Facsimile No.____________________

ANNEX A

Definitions

“14f-1 Notice” means the notice that is required to be sent to the shareholders of China Growth pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“China Growth” has the meaning set forth in the Preamble of this Agreement.

“China Growth Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of China Growth and such other constituent instruments of China Growth as may exist, each as amended to the date of this Agreement.

“China Growth Material Adverse Effect” has the meaning set forth in Section 4.1 of this Agreement.

“China Growth Stock” has the meaning set forth in the Background Section of this Agreement.

“Exchange” has the meaning set forth in the Background Section of this Agreement.

“Exchange Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” has the meaning set forth in Section 6.10 of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“British Virgin Islands” means the British Virgin Islands Special Administrative Region of the People’s Republic of China.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree. “Laws” means the plural of any of the foregoing.
“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Liens” means the plural of any of the foregoing.

“Wealth” has the meaning set forth in the Preamble of this Agreement.

“Wealth Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of Wealth and such other constituent instruments of Wealth as may exist, each as amended to the date of this Agreement.

“Wealth Disclosure Letter” means the letter delivered from Wealth to China Growth concurrently herewith.

“Wealth Financial Statements” has the meaning set forth in the Section 3.8 of this Agreement.

“Wealth Material Adverse Effect” has the meaning set forth in Section 3.0 of this Agreement.

“Wealth Stock” has the meaning set forth in the Background Section of this Agreement.

“Wealth Shareholders” has the meaning set forth in the Preamble of this Agreement.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

 “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to such forms of taxation, including all interest, penalties and additions imposed with respect to such amounts.  “Tax” means the singular of any of the foregoing.

“Tax Returns” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Document” means any of this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting China Growth Debt” has the meaning set forth in Section 4.2 of this Agreement.

“Voting Wealth Debt” has the meaning set forth in Section 3.2 of this Agreement.

Exhibit A

Name	Number of Exchange Shares on a Post-Reverse Split Basis
Star Prince Group Limited	9,000,000
Chup Charlie Leung	500,000
Apex Colour Investments Limited	700,000
Boardwood Consultants Limited	500,000
Yueqing Tang	875,000
Eminent Elite Group Limited	600,000
Full Treasure Assets Limited	780,000
Jianguo Li	415,000
Gain Spirit Management Limited	790,000
Wonderful Point International Limited	800,000
Qingshen Yu	750,000
Ying Lian Investments Limited	750,000
Richever Limited	160,000
Di Su	880,000
Total	17,500,000

Exhibit B

Definition of “Accredited Investor”

The term “accredited investor” means:

(1)
A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of US $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of US $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(2)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(3)
An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US $5,000,000.

(4)	A director or executive officer of China Growth Corp.

(5)
A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds US $1,000,000, excluding the value of such individual’s primary residence, but including indebtedness secured by such primary residence in excess of the value of such primary residence.

(6)
US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(7)
A trust, with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

(8)
An entity in which all of the equity owners are accredited investors.  (If this alternative is checked, the Shareholder must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)